Exhibit 99.1

NGL Energy Partners Announces the Appointment of Christopher Beall to Board of Directors

TULSA, Okla., May 12, 2016

NGL Energy Partners LP (NYSE: NGL) announces Mr. Christopher Beall has been appointed to the board of directors of its general partner, NGL Energy Holdings LLC, effective May 11, 2016.

“We are pleased to have Chris join our Board. I believe Chris’s experience will complement our existing Board Members and will be very valuable as we continue to grow our Partnership for the benefit of our stakeholders,” stated Mike Krimbill, CEO of NGL.

Mr. Beall brings considerable experience in the financial markets and industry experience to the
Board. He has over 16 years of experience in direct investments, investment banking and finance; and served as a key investment professional for Highstar Capital prior to joining Oaktree Capital in 2014. He currently serves on the board of directors of Northstar Transloading, ADS Waste Holdings, Inc., Ports America Companies and Northstar Terminals, as well as Amtrak.

About NGL Energy Partners LP
NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: water solutions, crude oil logistics, NGL logistics, refined products/renewables and retail propane. For further information visit the Partnership's website at www.nglenergypartners.com.

Source: NGL Energy Partners LP
Contact
Trey Karlovich
Executive Vice President, Chief Financial Officer and Treasurer
trey.karlovich@nglep.com
(918) 481-1119